Exhibit 99.2

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Duane E. Knapp Resigns from Longs Board of Directors and

Is Elected Director Emeritus

WALNUT CREEK, CA (March 1, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today announced that its Board of Directors has accepted the resignation of Duane E. Knapp and has elected him Director Emeritus.

Knapp is President of BrandStrategy, Inc., which advises leading brands worldwide and specializes in creating and implementing successful BrandStrategy™ Doctrines. Knapp joined the Longs’ Board of Directors in July of 2002 and his three-year term expires this year. He was a member of the Compensation Committee.

“Longs has benefited greatly from Duane’s sage counsel on our branding and customer service initiatives,” said Warren F. Bryant, Chairman, President and Chief Executive Officer. He added, “We were fortunate that he was available to serve on our Board and grateful for his contributions as a Board member to the progress we have made on our initiatives to become a stronger competitor and more profitable company.

“Duane’s decision to leave the Board of Directors was in furtherance of his desire to assist the Board in achieving its governance objectives which include improved diversity and representation from Longs’ important Hawaii market while at the same keeping our Board size at the right level,” Bryant said.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

# # #